Smart Sand, Inc. Announces First Quarter 2025 Results
•1Q 2025 total tons sold of approximately 1.1 million
•1Q 2025 revenue of $65.6 million
•1Q 2025 cash flow from operations of $8.7 million

YARDLEY, Pennsylvania, May 13, 2025 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac and industrial sand supply and services company, a low-cost producer of high quality Northern White sand, a proppant logistics solutions provider through both its in-basin transloading terminals and SmartSystemsTM products and services, and a provider of industrial product solutions, today announced results for the first quarter of 2025.
“During the first quarter of 2025, Smart Sand continued to demonstrate its commitment to delivering positive free cash flow through the operating cycles of our business and returning value to our shareholders” stated Charles Young, Smart Sand’s Chief Executive Officer. “In the quarter, the Company generated $5.2 million in free cash flow and repurchased 135 thousand shares. This follows a $0.10/share dividend we paid to shareholders in the fourth quarter of 2024.”
“As expected, sales volumes moderated in the first quarter, following a record breaking fourth quarter in 2024, driven by our customers’ strong year-end push. With a robust start to the second quarter, we anticipate sales volumes to rise significantly, increasing between 10% and 20% compared to first quarter results. We expect activity to strengthen in the Marcellus and Utica basins, driven by the timing of customer well completions, and in the Bakken and Western Canadian Sedimentary Basin, boosted by seasonal spring and summer demand in those markets. While we remain proactive in monitoring tariffs, political developments and their potential impact on oil and gas activity, the current economic uncertainty has led us to defer full year guidance at this time. We look forward to providing an update, including possible full year guidance, in a future earnings release.”
“Industrial sales marked a record-breaking quarter, with sales volumes increasing 9% sequentially, even as frac sand volumes experienced a temporary dip during the same period” continued Mr. Young. “Although industrial sales currently represent a smaller portion of our business, we expect this growing business line to account for about 5% of our total sales volumes this year. Additionally, our SmartSystems business demonstrated notable progress, with increased fleet utilization and positive contribution margin in the first quarter.”
“As part of our budgeted project timeline, we anticipate an increase in capital expenditures over the next two quarters, driven by a combination of essential maintenance to ensure continued operational excellence together with targeted investments to support future growth. While these investments may temporarily impact free cash flow, we remain on track to deliver positive free cash flow for the year and are actively exploring opportunities to enhance shareholder value through additional stock buybacks and/or special dividends.”

First Quarter 2025 Highlights
In the first quarter of 2025, tons sold totaled approximately 1,069,000, compared to 1,464,000 tons in the fourth quarter of 2024 and 1,336,000 tons in the first quarter of 2024, reflecting a 27% sequential decrease and a 20% year-over-year decline. This shift in sales volumes was driven by the exceptionally strong demand in the fourth quarter of 2024, which also deferred the typical winter slowdown from the fourth quarter into the first quarter of 2025.
Revenues in the first quarter of 2025 were $65.6 million, compared to $91.4 million in the fourth quarter of 2024 and $83.1 million in the first quarter of 2024. This decline was primarily driven by lower sales volumes and a moderation in average selling prices, reflecting a more balanced supply and demand for Northern White sand over the past twelve months.
Cost of goods sold declined to $62.8 million for the first quarter of 2025, down from $77.9 million for the fourth quarter 2024 and $71.2 million for the first quarter of 2024, primarily reflecting lower sales volumes and reduced logistics costs caused by fewer rail shipments in the quarter.
Gross profit for the first quarter 2025 was $2.8 million compared to $13.5 million in the fourth quarter of 2024 and $11.8 million in the first quarter of 2024. Gross profit declined sequentially and year over year due to the lower sales volumes and moderating average sales prices, partially mitigated by the reduced cost of goods sold.
Operating expenses in the first quarter of 2025 were $9.8 million, consistent with fourth quarter of 2024 and down from $11.0 million in the first quarter of 2024, primarily due to reduced wages and royalties.
Total other expenses for first quarter of 2025 were $0.2 million, down from $0.4 million in both the fourth quarter of 2024 and the first quarter of 2024, primarily reflecting lower interest expenses due to reduced borrowings under our FCB ABL Credit Facility.
In the first quarter of 2025, the Company recorded a net loss of $(24.2) million, or $(0.62) per basic and diluted share. The Company had net income of $3.7 million, or $0.10 per basic and diluted share, for the fourth quarter of 2024 and a net loss of $(0.2) million, or $(0.01) per basic and diluted share, for the first quarter of 2024. The net loss for the current quarter was primarily driven by non-cash deferred income tax expense. Income tax expense / benefit often distorts our results of operations due primarily to deferred tax variances. We are required to record our interim period income tax expense (benefit) in accordance with GAAP, which requires that we estimate our full year effective tax rate and apply that rate to the net income for the period. Our effective tax rate includes modifications from the statutory rate for items such as income tax credits, tax depletion deduction, carrybacks, and state apportionment changes, among other items. The biggest driver of our income tax benefit (expense) is our depletion deduction calculation, which is not directly related to the net income of our Company. This tax deduction has an equally large effect on our income tax rate, which is the basis for the quarterly income tax expense (benefit) calculation. We do not expect to be a payer of federal income tax in 2025 and we expect to pay an immaterial amount of state income taxes in 2025. Because of the difference between income tax recorded on a GAAP basis and the cash taxes we expect to pay, we use additional non-GAAP performance measures of contribution margin, adjusted EBITDA, and free cash flow to evaluate our results of operations.
Contribution margin in the first quarter of 2025 was $9.6 million, or $8.96 per ton sold, compared to $20.2 million, or $13.80 per ton sold, in the fourth quarter of 2024 and $18.5 million, or $13.85 per ton sold, in the first quarter of 2024. Adjusted EBITDA was $1.4 million in the first quarter of 2025 down from $11.9 million in the fourth quarter of 2024 and $9.3 million in the first quarter of 2024.
The sequential and year-over-year declines in contribution margin, and adjusted EBITDA were primarily driven by lower sales volumes and moderated average selling prices, which reduced revenues, though partially offset by a decrease in cost of goods sold.

Net cash provided by operating activities in the first quarter of 2025 was $8.7 million, a significant improvement from $1.0 million in the fourth quarter of 2024 and net cash used by operating activities of $3.9 million in the first quarter of 2024. The increase reflects the conversion of strong fourth-quarter 2024 sales into cash during the first quarter of 2025.
In the first quarter of 2025, free cash flow was $5.2 million, net cash provided by operating activities was $8.7 million, and capital expenditures were $3.5 million. Management’s ongoing focus on aligning expenditures with current and expected market activity contributed to the improvement in cash flows. We currently project full year 2025 capital expenditures to range between $13.0 million and $17.0 million, and we anticipate remaining free cash flow positive for 2025.
Liquidity
In the first quarter of 2025, the Company repurchased 135,196 shares of its common stock for $0.3 million under its current share repurchase program. On October 3, 2024, the Smart Sand Board of Directors approved an eighteen month share repurchase program under which the Company may purchase up to $10.0 million of its ordinary shares (the “Repurchase Program”). Pursuant to the Repurchase Program, the Company may repurchase its ordinary shares from time to time, in amounts, at prices and at such times as management deems appropriate, subject to market conditions and other considerations. Management may make repurchases in the open market, privately negotiated transactions, accelerated repurchase programs or structured share repurchase programs. The Repurchase Program will be conducted in compliance with applicable legal requirements and shall be subject to market conditions and other factors. The Repurchase Program does not obligate management to acquire any particular amount of ordinary shares and the Repurchase Program may be modified or suspended at any time. The remaining amount that may be repurchased as of March 31, 2025 is $9.7 million of ordinary shares.
The Company’s primary sources of liquidity include cash on hand, cash flow from operations, and available borrowings under the Company’s FCB ABL Credit Facility. As of March 31, 2025, cash on hand was $5.1 million and the Company had $30.0 million in undrawn availability on the FCB ABL Credit Facility.
Additional Information
Investors are invited to view the Company’s Financial Statements and Investor Presentations at www.smartsand.com. The Company also welcomes calls or emails to the Company’s CFO, Lee Beckelman, with any specific questions.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results, including the Company’s expectations regarding future sales. We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, delays in the completion of certain expansion and improvement projects at our existing facilities or failure to recognize the anticipated benefits of such projects, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 11, 2024, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed by the Company with the SEC on May 13, 2025.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to our frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company also offers logistics solutions to our customers through its in-basin transloading terminals and our SmartSystems wellsite storage capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(unaudited)	(unaudited)	(unaudited)

Revenues:
Sand revenue	$64,464	$90,619	$79,719
SmartSystems revenue	1,094	744	3,333
Total revenue	65,558	91,363	83,052
Cost of goods sold:
Sand cost of goods sold	61,673	75,342	68,967
SmartSystems cost of goods sold	1,113	2,569	2,274
Total cost of goods sold	62,786	77,911	71,241
Gross profit	2,772	13,452	11,811
Operating expenses:
Selling, general and administrative	9,243	9,237	10,350
Depreciation and amortization	619	618	674
(Gain) loss on disposal of fixed asset, net	(40)	(7)	3
Total operating expenses	9,822	9,848	11,027
Operating income	(7,050)	3,604	784
Other income (expenses):
Interest expense, net	(342)	(543)	(489)
Other income	129	134	96
Total other expenses, net	(213)	(409)	(393)
(Loss) income before income tax expense (benefit)	(7,263)	3,195	391
Income tax expense (benefit)	16,968	(541)	607
Net (loss) income	$(24,231)	$3,736	$(216)
Net (loss) income per common share:
Basic	$(0.62)	$0.10	$(0.01)
Diluted	$(0.62)	$0.09	$(0.01)
Weighted-average number of common shares:
Basic	39,257	39,027	38,555
Diluted	39,257	39,482	38,555

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2025	December 31, 2024
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$5,108	$1,554
Accounts receivable	27,966	40,981
Unbilled receivables	2,903	5,311
Inventory	28,309	25,044
Prepaid expenses and other current assets	2,945	2,635
Total current assets	67,231	75,525
Property, plant and equipment, net	233,345	236,692
Operating lease right-of-use assets	20,402	23,153
Intangible assets, net	4,886	5,084
Other assets	1,044	1,092
Total assets	$326,908	$341,546
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,441	$16,988
Accrued expenses and other liabilities	13,618	12,561
Deferred revenue	476	54
Current portion of long-term debt	3,519	3,554
Current portion of operating lease liabilities	8,345	10,053
Total current liabilities	38,399	43,210
Long-term debt	8,488	9,130
Long-term operating lease liabilities	12,248	14,486
Deferred tax liabilities, net	25,979	9,316
Asset retirement obligations	21,585	21,292
Other non-current liabilities	300	302
Total liabilities	106,999	97,736
Commitments and contingencies
Stockholders’ equity
Common stock	40	39
Treasury stock	(15,312)	(14,671)
Additional paid-in capital	186,229	185,263
Retained earnings	49,008	73,239
Accumulated other comprehensive loss	(56)	(60)
Total stockholders’ equity	219,909	243,810
Total liabilities and stockholders’ equity	$326,908	$341,546

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net (loss) income	$(24,231)	$3,736	$(216)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligations	7,299	7,846	7,241
Amortization of intangible assets	198	196	199
Loss (gain) on disposal of fixed assets	(40)	(7)	3
Amortization of deferred financing cost	46	56	26
Accretion of debt discount	—	—	47
Deferred income taxes	16,662	(567)	596
Stock-based compensation	934	868	642
Employee stock purchase plan compensation	6	5	6
Changes in assets and liabilities:
Accounts receivable	13,015	(16,817)	(9,344)
Unbilled receivables	2,408	(2,569)	(2,640)
Inventory	(3,265)	2,794	1,240
Prepaid expenses and other assets	(1,712)	251	(240)
Deferred revenue	423	(1,297)	1,220
Accounts payable	(4,061)	6,272	(6,730)
Accrued and other expenses	1,042	268	4,087
Net cash provided by (used in) operating activities	8,724	1,035	(3,863)
Investing activities:
Purchases of property, plant and equipment	(3,536)	(1,875)	(1,646)
Proceeds from disposal of assets	1	8	1
Net cash used in investing activities	(3,535)	(1,867)	(1,645)
Financing activities:
Dividend payments to shareholders	(7)	(3,902)	—
Repayments of notes payable	(955)	(723)	(1,340)
Payments under finance leases	(58)	(54)	(56)
Payment of deferred financing and debt issuance costs	—	(103)	(425)
Proceeds from revolving credit facility	11,000	14,000	6,000
Repayment of revolving credit facility	(11,000)	(14,000)	—
Proceeds from equity issuance	26	—	25
Purchase of treasury stock	(305)	(47)	(170)
Net cash (used in) provided by financing activities	(1,299)	(4,829)	4,034
Net increase (decrease) in cash and cash equivalents	3,890	(5,661)	(1,474)
Cash and cash equivalents at beginning of period	1,554	7,215	6,072
Cash and cash equivalents at end of period	$5,444	$1,554	$4,598

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
We believe that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of gross profit to contribution margin.

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(in thousands, except per ton amounts)
Revenue	$65,558	$91,363	$83,052
Cost of goods sold	62,786	77,911	71,241
Gross profit	2,772	13,452	11,811
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,805	6,750	6,697
Contribution margin	$9,577	$20,202	$18,508
Contribution margin per ton	$8.96	$13.80	$13.85
Total tons sold	1,069	1,464	1,336
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit) and other results of operations based taxes; and (iii) interest expense. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(in thousands)
Net (loss) income	$(24,231)	$3,736	$(216)
Depreciation, depletion and amortization	7,206	7,161	7,200
Income tax expense (benefit) and other taxes	16,968	(541)	607
Interest expense	372	552	496
EBITDA	$315	$10,908	$8,087
Net loss (gain) on disposal of fixed assets	(40)	(7)	3
Equity compensation	859	783	581
Acquisition and development costs	—	9	308
Cash charges related to restructuring and retention	—	1	107
Accretion of asset retirement obligations	292	249	249
Adjusted EBITDA	$1,426	$11,943	$9,335

Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of net cash provided by operating activities to free cash flow.

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(in thousands)
Net cash provided by (used in) operating activities	$8,724	$1,035	$(3,863)
Purchases of property, plant and equipment	(3,536)	(1,875)	(1,646)
Free cash flow	$5,188	$(840)	$(5,509)

Investor Contacts:

Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com